Exhibit 10.62

AMENDED AND RESTATED CREDIT SUPPORT AGREEMENT

This AMENDED AND RESTATED CREDIT SUPPORT AGREEMENT (together with any Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of June 29, 2016, is entered into by and between SunPower Corporation, a Delaware corporation (the “Company”), and Total S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”).

RECITALS

WHEREAS, the Company and the Guarantor previously have entered into that Credit Support Agreement dated April 28, 2011, as amended June 7, 2011, December 12, 2011 and December 14, 2012 (as heretofore amended, restated, supplemented or otherwise modified, the “Existing Agreement”);

WHEREAS, the Company and the Guarantor have agreed to amend and restate in their entirety the agreements contained in the Existing Agreement;

WHEREAS, the Company wishes to secure one or more letter of credit facilities that provide for the issuance of letters of credit denominated in Dollars, Euros or such other freely-convertible currency as the Guarantor may reasonably approve (“L/Cs”) by one or more financial institutions (each such financial institution, a “Bank”) in support of the Company’s UPP and LComm (each as defined below) businesses (whether issued for the account of the Company or a wholly-owned Subsidiary of the Company (a “Wholly-Owned Subsidiary”)), as well as for other purposes permitted by this Agreement (collectively, the “Letter of Credit Facilities”), and as to which L/Cs the Company has either the primary obligation to reimburse draws or is the guarantor of a Wholly-Owned Subsidiary’s primary obligation to reimburse draws;

WHEREAS, to obtain more favorable terms under the Letter of Credit Facilities, the Company has requested that the Guarantor agree to enter into a Guaranty Agreement (each a “Guaranty” and collectively, the “Guaranties”) with respect to one or more Letter of Credit Facilities, pursuant to which the Guarantor will guarantee the payment to the applicable Bank (such payment to be made after the Bank has notified the Company that an L/C has been drawn and the Company has not repaid the Bank within the period of time agreed in the Letter of Credit Facility) of the Company’s obligation to reimburse a draw on an L/C and pay interest thereon in accordance with the Letter of Credit Facility between such Bank and the Company;

WHEREAS, the Company expects that this Agreement will improve the Company’s access to Non-Guaranteed Facilities which include more favorable terms than it would otherwise be able to obtain, including no collateral or guaranty requirements, minimum cash balance requirements or other restrictions on the Company’s cash or liquidity;

WHEREAS, through an affiliate, the Guarantor acquired a portion of the equity interests in the Company and both the Guarantor and its affiliate derive substantial direct and indirect benefit from the Guarantor providing Guaranties that support the Company’s ability to obtain Letter of Credit Facilities on favorable terms;

WHEREAS, in order to induce the Guarantor to enter into this Agreement and each Guaranty, the Company has agreed to undertake certain obligations as more fully set forth below; and

WHEREAS, the Company and the Guarantor each restates, ratifies and reaffirms each and every term and condition set forth in the Existing Agreement, as amended and restated hereby, effective as of the date hereof.

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Guarantor hereby agree as follows:

AGREEMENT

Section 1.             Definitions. Capitalized terms used in this Agreement, including in its preamble and recitals, shall have the following meanings:

(a)          “Affiliation Agreement” means the Affiliation Agreement, dated April 28, 2011, as amended June 7, 2011, December 23, 2011, February 28, 2012 and August 10, 2012, between Total Energies Nouvelles Activités USA, SAS (formerly known as Total Gas & Power USA, SAS), and the Company, as amended, restated supplemented or otherwise modified from time to time.

(b)          “Aggregate L/C Amount” means, as of any time, the sum, calculated on a Dollar-Equivalent Basis, of (i) the aggregate amount then-available to be drawn under all L/Cs issued under any Guaranteed Facility, (ii) the then-remaining amount of L/Cs available to be issued under any Guaranteed Facility (based on the maximum aggregate amount of L/Cs that could from time to time in the future be issued under any such Guaranteed Facility), and (iii) the aggregate amount of draws (including accrued but unpaid interest thereon) on any L/Cs issued under any Guaranteed Facility that have not yet been reimbursed by the Company to either (x) the applicable Bank or (y) the Guarantor (following a payment by the Guarantor to the Bank pursuant to a Guaranty).

(c)          “Agreement” has the meaning given in the Preamble.

(d)          “Annual Operating Plan” means, for any fiscal year, the projected income statement, cash flow statement and balance sheet of the Company broken out by quarter for such fiscal year and approved by the Company’s Board of Directors following its review of supporting material such as operational metrics (including regional MW, ASPs and COGS) and credit support requirements.

(e)          “Assignment Fee” means a fee, equal to $10 million as of the date hereof and reduced by $1 million per calendar quarter until such Assignment Fee is reduced to zero. As an example, the Assignment Fee that would be payable in connection with an assignment that occurred on October 15, 2016 would be $8 million.

(f)          “Available Facility Amount” means, at any time, the Maximum L/C Amount in effect at such time, less the Aggregate L/C Amount at such time.

(g)          “Bank” has the meaning given in the Recitals.

(h)          “Business Day” means a day of the year other than (i) Saturdays, (ii) Sundays or (iii) any day on which banks are required or authorized by law to close in either or both of New York or Paris, France; provided that, when used in connection with the determination of LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

(i)           “Commission Fee” means the annual fees payable by the Company to a Bank on the issued amount of an L/C under a Letter of Credit Facility.

(j)           “Commitment Fee” means the annual fees payable by the Company to a Bank on the committed (but not issued) amount of an L/C under a Letter of Credit Facility.

(k)          “Company” has the meaning given in the Preamble.

(l)           “Credit Rating” means, for any proposed assignee, the credit rating of such assignee’s long-term unsecured, unsubordinated debt as of the proposed assignment date after taking into account the totality of the transactions pursuant to which such assignee is acquiring the voting power or voting stock of the Company and assuming the rights and obligations of the Guarantor under this Agreement and if such assignee had a Credit Rating by S&P and/or Moody’s immediately prior to such proposed assignment, as evidenced by confirmation of rating issued by S&P and/or Moody’s, as applicable, setting forth such Credit Rating on a prospective basis after giving effect to such transactions. In any reference to a Credit Rating in this Agreement, the first Credit Rating is the S&P Credit Rating and the second Credit Rating is the Moody’s Credit Rating.

(m)         “CSA Leverage Benchmark” initially means 4.5 to 1.0. If at any time prior to the Termination Date, Section 5.02 of the Revolving Credit Agreement is amended to increase or decrease the minimum leverage covenant above or below 4.5 to 1.0, the CSA Leverage Benchmark shall be increased or decreased correspondingly.

(n)          “CSA Leverage Ratio” means the defined term “Leverage Ratio” as set forth in Section 1.01 (entitled “Defined Terms”) of the Revolving Credit Agreement, which is incorporated into this Agreement by reference.

(o)          “CVSR Project” means the California Valley Solar Ranch in San Luis Obispo County, California.

(p)          “Dollar” and “$” mean lawful money of the United States of America.

(q)          “Dollar-Equivalent Basis” means, for any date of determination, that amounts denominated in a currency other than Dollars are converted into the equivalent amount of Dollars based on the “Euro foreign exchange reference rate” and such other foreign exchange reference rate published by the European Central Bank as may be necessary to convert the applicable currency from such currency to Euros (if necessary) and from Euros to Dollars.

(r)          “Effective Date” means the date of this Agreement.

(s)          “Equity Securities” of any Person means (i) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (ii) all warrants, options and other rights to acquire any of the foregoing.

(t)           “Euro” and “€” mean the official currency of the European Union.

(u)          “Examination Period” means any period during which (a) 10% or more of the initial face amount of all then-outstanding L/Cs issued under the Guaranteed Facilities has been drawn during the preceding twelve (12) consecutive months and (b) such drawn L/Cs relate to three (3) or more projects that are developed or owned by at least three (3) unrelated sponsors; provided, that an Examination Period shall be deemed not to be in effect if, following the satisfaction of the preceding conditions, (x) the Company has undertaken an executive-level analysis of the reasons that the L/Cs were drawn upon, (y) the Company has proposed a course of action responding to the reasons for the draws on the L/Cs that, in the reasonable opinion of the Guarantor’s Authorized Officer, will prevent the occurrence of an Examination Period in the future, and (z) the Company has implemented such course of action to the reasonable satisfaction of the Guarantor’s Authorized Officer; and provided, further, that the first L/C that is drawn upon shall not be considered for purposes of the foregoing determination of whether an Examination Period is in effect if, after the draw on such L/C, (x) the Company has undertaken an executive-level analysis of the reasons that such L/C was drawn upon, (y) the Company has proposed a course of action responding to the reasons for the draw on such L/C that, in the reasonable opinion of the Guarantor’s Authorized Officer, will prevent the occurrence of similar draws on L/Cs in the future, and (z) the Company has implemented such course of action to the reasonable satisfaction of the Guarantor’s Authorized Officer.

(v)          “Existing Agreement” has the meaning given in the Preamble.

(w)         “GAAP” means generally accepted accounting principles in the United States of America.

(x)          “Guarantee Fee” has the meaning given in Section 3(b).

(y)          “Guaranteed Facility” means a Letter of Credit Facility that is guaranteed by the Guarantor pursuant to a Guaranty.

(z)          “Guarantor” has the meaning given in the Preamble.

(aa)        “Guarantor Commitment Fee” has the meaning given in Section 3(a).

(bb)       “Guarantor’s Authorized Officer” means the Guarantor’s Senior Vice President Affiliates Financial Operations.

(cc)        “Guaranty” or “Guaranties” has the meaning given in the Recitals.

(dd)       “Indebtedness” means and includes the aggregate amount of, without duplication (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business determined in accordance with GAAP), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all non-contingent reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit and similar surety instruments (including construction performance bonds), (vii) the face amount of any letter of credit issued under the Revolving Credit Agreement for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but only to the extent such letter of credit has not been cash collateralized), (viii) the face amount of any financial letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but only to the extent such letter of credit has not been cash collateralized), (ix) any obligations with respect to tax equity or similar financing arrangements, and (x) (1) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (2) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, and (3) any liability (contingent or otherwise) of such Person for an obligation of another Person with respect to Indebtedness listed in clauses (i) through (x) above, including any agreement (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of such other Person.

(ee)        “Interpolated Rate” means, with respect to LIBOR for any Interest Period, a rate per annum which results from interpolating on a linear basis between (i) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (ii) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period.

(ff)         “L/Cs” has the meaning given in the Recitals.

(gg)       “L/C Threshold” means one or more L/Cs for a single Proposed Project with an aggregate stated amount of $10,000,000.

(hh)       “LComm” means the large commercial portion of the distributed generation business segment of the Company with projects sold directly to a commercial end-user and not via a dealer.

(ii)          “Letter of Credit Facilities” has the meaning given in the Recitals.

(jj)          “LIBOR” means, as of any date of determination, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal six months (an “Interest Period”)

as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion (in each case, the “Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that if the Screen Rate shall not be available at such time for such Interest Period with respect to Dollars, then LIBOR shall be the Interpolated Rate. If LIBOR (as determined pursuant to the foregoing provisions of this definition) for any Interest Period is below zero, then LIBOR for such Interest Period shall be deemed to be zero.

(kk)        “Lien” means any lien, mortgage, pledge, security interest, or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

(ll)          “Make-Whole Amount” means the amount, if any, actually paid by the Company to the Banks that are party to Guaranteed Facilities and Non-Guaranteed Facilities and to lenders in any revolving credit facility permitted under this Agreement in increased costs to the Company as a result of Total S.A.’s assignment of its rights and obligations under this Agreement (as certified to the Guarantor by the Company’s Chief Financial Officer in connection with each invoice for payment before the Termination Date), calculated as follows:

Increased L/C Costs + Increased Revolver Costs = Make-Whole Amount payable for such quarter, where

“Increased L/C Costs” means, with respect to L/Cs eligible for a Guaranty under this Agreement, Non-Guaranteed Facilities and Guaranteed Facilities the repayment of which is not guaranteed by Total S.A. under this Agreement (but in each case that would have been permitted under this Agreement), the positive number, if any, that is the difference between (x) the sum of all Commission Fees and Guaranty Fees paid by the Company for such calendar quarter under such facilities less (y) the aggregate amount of all Commission Fees and Guaranty Fees that the Company would have paid for such calendar quarter based on the weighted average Commission Fees and Guaranty Fees that were payable by the Company over the six-month period immediately prior to the assignment date.

“Increased Revolver Costs” means, with respect to revolving credit facilities up to a maximum of $200,000,000 and otherwise permitted under this Agreement, the positive number, if any, that is the difference between (x) interest amounts paid by the Company for such calendar quarter less (y) interest amounts that the Company would have paid pursuant to its revolving credit facility in effect immediately prior to the assignment date (based in each case on actual borrowings during such calendar quarter and solely due to a difference in the margin-over-base rate charged before and after the assignment date); provided, that Increased Revolver Costs will only be paid until the Termination Date.

(mm)      “Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial or other condition of the Company and its Subsidiaries (including the joint venture with AU Optronics Corp.), when taken as a whole, (ii) the ability of the Company to pay or perform the Obligations in accordance with the terms of this Agreement, (iii) the rights and remedies of the Guarantor under this Agreement, or (iv) the validity or enforceability of this Agreement or the rights and remedies of the Guarantor hereunder.

(nn)       “Maximum L/C Amount” means $500 million, calculated non-cumulatively and on a Dollar-Equivalent Basis;

provided, that (a) in the event that the Company’s Board of Directors approves an Annual Operating Plan for any period that provides for credit support requirements for the Company’s UPP and LComm businesses in excess of the amounts specified above for such period, the Guarantor, may, in its sole discretion, increase the Maximum L/C Amount for such period up to an amount equal to the credit support requirements set forth in such Annual Operating Plan, or (b) in the event that the Company’s Board of Directors, by Supermajority Board Approval (as defined in the Affiliation Agreement), approves an Annual Operating Plan for any period that provides for credit support requirements for the Company’s UPP and LComm businesses in amounts less than 90% of those specified above for such period, the Maximum L/C Amount for such period shall be automatically reduced to an amount equal to the credit support requirements set forth in such Annual Operating Plan (such reduced amount the “Reduced Maximum Amount”);

provided, further, that if following a reduction in the Maximum L/C Amount to the Reduced Maximum Amount, the Company’s management approves UPP and LComm projects that, together with the existing credit support requirements for the Company’s UPP and LComm businesses, require credit support requirements up to, but not exceeding, 110% of the Reduced Maximum Amount, then the Reduced Maximum Amount will automatically be increased (without approval by the Guarantor or the Company’s Board of Directors) to such higher amount (but not to exceed the Maximum L/C Amount for such period as in effect prior to any reduction);

provided, further, that if following a reduction in the Maximum L/C Amount to the Reduced Maximum Amount (and without limiting the provisions of the immediately preceding proviso), the Company’s Board of Directors approves UPP and LComm projects that, together with the existing credit support requirements for the Company’s UPP and LComm businesses, require credit support requirements in excess of the Reduced Maximum Amount, then the Reduced Maximum Amount will automatically be increased (without approval by the Guarantor) to such higher amount (but not to exceed the Maximum L/C Amount for such period as in effect prior to any reduction); and

provided, further, that notwithstanding anything herein to the contrary, at no time may the Maximum L/C Amount exceed $500 million.

(oo)       “Moody’s” means Moody’s Investors Service, Inc.

(pp)       “Non-Guaranteed Facility” means a Letter of Credit Facility that provides for the issuance of L/Cs without the benefit of a Guaranty or collateral or any required minimum cash balance or other restrictions on the Company’s cash or liquidity.

(qq)       “Non-Recourse Indebtedness” means Indebtedness of the Company or any of its Project Finance Subsidiaries, including front and back leverage, securitizations, tax equity financings (including inverted lease, partnership flip and Sale and Lease Back Transactions) and other similar financing structures, and as to which the holders of such Indebtedness have recourse only to such Project Finance Subsidiaries and any other Project Finance Subsidiaries, including such Project Finance Subsidiaries’ assets, but without recourse to the Company, other than Permitted Project Recourse.

(rr)        “Obligations” means and includes all liabilities and obligations arising in connection with this Agreement and the issuance of, maintenance of or payment by the Guarantor under any Guaranty, owed by the Company to the Guarantor of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising, including all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(ss)        “Other Permitted Purposes” means (i) development obligations or guaranties of the Company or a Wholly-Owned Subsidiary with respect to project development obligations such as transmission reservations and land options for the Company’s UPP and LComm businesses, (ii) remediation work, landscaping and other related obligations or guarantees of the Company or a Wholly-Owned Subsidiary in favor of government entities for reparation of land and surrounding environment after construction for the Company’s UPP and LComm businesses, (iii) obligations or guarantees of the Company or a Wholly-Owned Subsidiary with respect to obligations to local tax authorities relating to doing business in that locality with respect to the Company’s UPP or LComm businesses, and (iv) obligations or guarantees of the Company or a Wholly-Owned Subsidiary with respect to bid for projects or power purchase agreements in the Company’s UPP and LComm businesses, so long as such L/C is returned upon failure of award or upon award and replaced by an L/C that is otherwise permitted under this Agreement, subject to the Guarantor’s prior consent for any new L/C issuance which would increase or leave the aggregate face amount of the L/Cs issued under this clause (iv), outstanding at any time, beyond $10,000,000.

(tt)         “Permitted Assignee” means a Person that (i) is a subsidiary of Total S.A. and (ii) has a Credit Rating of BBB+/Baa1 or better or, if such Person does not have a Credit Rating from S&P or Moody’s, would have a Credit Rating of at least BBB+/Baa1 if it were rated by S&P or Moody’s, as determined by a leading investment bank in a letter to the Guarantor (a copy of which shall be delivered to the Company at the time that the Guarantor provides initial notice of the proposed assignment); provided, that, in event that such Person has a Credit Rating from both S&P and Moody’s and has a Credit Rating of BBB+ or better by S&P or Baa1 or better by Moody’s, but not both, such Person shall satisfy the requirements of clause (ii) if the S&P and Moody’s Credit Ratings do not differ by more than one rating (for example, if the S&P Credit Rating is BBB+ and the Moody’s Credit Rating is Baa2, such Person would satisfy the requirements of clause (b), but if the S&P Credit Rating is BBB+ and the Moody’s Credit Rating is Baa3, such Person would not satisfy the requirements of clause (ii)); provided, further, that, in the case of a proposed assignee that does not have a Credit Rating from S&P or Moody’s, the Company shall have the option to retain a second leading investment bank to confirm that the proposed assignee’s Credit Rating, if it were rated by S&P or Moody’s, would be at least BBB+/Baa1, by delivering written notice to the Guarantor within ten (10) Business Days of the Company’s receipt of the initial notice of the proposed assignment and such second leading investment bank shall be provided with the same information used by the initial leading investment bank in making its initial determination of such Credit Rating, including information (including financial projections) from the proposed assignee, and in the event that such second leading investment bank issues a letter, within thirty (30) days of the second leading investment bank’s receipt of the required information described above, advising the Company that the proposed assignee’s Credit Rating, if it were rated by S&P or Moody’s, would not be at least BBB+/Baa1, representatives of each of the Guarantor and the Company shall confer to resolve the discrepancy between the two leading investment banks (which may include retaining a third mutually acceptable leading investment bank to resolve such discrepancy).

(uu)        “Permitted Project Recourse” means (i) limited guarantees and side letters from the Company or any of its Subsidiaries which are not Project Finance Subsidiaries in respect of any Indebtedness of any Project Financing Subsidiary which do not guarantee obligations for borrowed money (including notes, bonds and other similar instruments), operating lease obligations, capital lease obligations or reimbursement or other payment obligations in respect of letters of credit (including, without limitation, equipment, procurement and construction, operations and maintenance, asset management, liquidated damages and managing member and tax indemnity undertakings), and (ii) pledges of equity interests in Project Finance Subsidiaries (or direct or indirect owners of Project Finance Subsidiaries) or other limited guarantees or side letters provided that the holders of such Indebtedness have acknowledged that they will not have any recourse to the assets or equity interests (other than as specified in this clause (ii)) of the Company or any of its Subsidiaries which are not Project Finance Subsidiaries.

(vv)        “Permitted Secured Indebtedness” means:

(i)	Indebtedness existing on the date hereof and listed on Schedule IV hereto;

(ii)	Indebtedness of any Person who becomes a Subsidiary after the Effective Date so long as such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and is secured solely by the assets and equity of such Subsidiary;

(iii)	Indebtedness that represents an extension, refinancing or renewal of any of the Indebtedness described in clauses (i) and (ii); provided, that such extension, refinancing or renewal may not increase the amount of such Indebtedness or secure such Indebtedness with collateral additional to the collateral securing such Indebtedness immediately prior to such extension, refinancing or renewal;

(iv)	Non-Recourse Indebtedness;

(v)	Indebtedness to customers and suppliers incurred in connection with the purchase of equipment, supplies and inventory from such suppliers and customers under supply agreements, secured only by liens on such equipment, supplies and inventory;

(vi)	Indebtedness with respect to letters of credit (which shall include any extensions, renewals or replacements thereof) issued with respect to a project for which the Guarantor has not given its approval under Section 2(c), so long as the aggregate undrawn amount of such letters of credit (when combined with letters of credit described in clause (vii) below) does not exceed $125,000,000;

(vii)	Indebtedness with respect to letters of credit (which shall include any extensions, renewals or replacements thereof) that, at the time of the issuance thereof, could not be issued under a Guaranteed Facility or a Non-Guaranteed Facility, so long as the aggregate undrawn amount of such letters of credit (when combined with letters of credit described in clause (vi) above) does not exceed $125,000,000; and

(viii)	other Indebtedness in an aggregate outstanding principal amount not to exceed $50,000,000.

(ww)      “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(xx)         “Potential Trigger Event” means any event or condition that, with the giving of notice or the passage of time, or both, would be a Trigger Event.

(yy)        “Project Finance Subsidiary” means a limited purpose Subsidiary established in connection with the construction of a solar project, or the sale of solar equipment and/or energy.

(zz)         “Proposed Facility” has the meaning given in Section 2(a).

(aaa)      “Proposed Project” means a solar project with a single purchaser under one or more power purchase agreements and owned by a single Project Finance Subsidiary.

(bbb)      “Revolving Credit Agreement” means the Revolving Credit Agreement dated as of July 3, 2013 among the Company, Credit Agricole Corporate and Investment Bank, as agent (the “Agent”), and the lenders party thereto, as amended by (i) the First Amendment to Credit Agreement dated August 26, 2014 among the Company, the Agent and the lenders party thereto, (ii) the Second Amendment to Revolving Credit Agreement dated February 17, 2016 among the Company, the Agent and the lenders party thereto, and (iii) the Third Amendment to Revolving Credit Agreement dated March 18, 2016 among the Company, the Agent and the lenders party thereto, as amended, restated supplemented or otherwise modified from time to time.

(ccc)       “S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc.

(ddd)      “Sale and Lease Back Transaction” means any operating lease obligations or capital lease obligations, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that the Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Company or any of its Subsidiaries) or (ii) that the Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Company or any of its Subsidiaries to any Person (other than the Company or any of its Subsidiaries) in connection with any lease.

(eee)       “Subsidiary” means (i) any corporation of which at least 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation is at the time directly or indirectly owned or controlled by the Company, (ii) any partnership, joint venture, or other association of which at least 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by the Company, or (iii) any other entity included in the financial statements of the Company on a consolidated basis; provided, that the joint venture with AU Optronics Corp. will not be considered a Subsidiary for purposes of this Agreement, unless specifically stated otherwise or included in the financial statements of the Company on a consolidated basis.

(fff)         “Termination Date” means December 31, 2018.

(ggg)      “Trigger Event” has the meaning given in Section 7(a).

(hhh)      “Upfront Fee” means the fees payable by the Company to a Bank upon the issuance of an L/C under a Letter of Credit Facility.

(iii)         “UPP” means the utility and power plant business segment of the Company, which includes power plant project development, construction and project sales, turn-key engineering, procurement and construction services for power plant construction, and power plant operations and maintenance services, but excludes component sales.

(jjj)          “Wholly-Owned Subsidiary” has the meaning given in the Recitals.

Section 2.              Guaranty.

(a)           Request for Guaranty. At any time from the Effective Date until the Termination Date, the Company may present to the Guarantor a written request for the Guarantor to provide a Guaranty in support of the Company’s payment obligations with respect to a Letter of Credit Facility (the “Proposed Facility”), which request shall include copies of all proposed documents relating to the Proposed Facility. For the avoidance of doubt, the Proposed Facility may be a Letter of Credit Facility that was in effect as of the Effective Date pursuant to which the Company proposes to arrange for L/Cs to be issued after the Effective Date that are guaranteed by a Guaranty.

(b)           Conditions to Issuance of Guaranty. The Guarantor shall issue and enter into a Guaranty and such other documents as may be reasonably requested by the applicable Bank relating to the Proposed Facility (to the extent reasonably acceptable to the Guarantor) as soon as reasonably practicable after its receipt of the documentation relating to the Proposed Facility and in light of the Company’s timing needs with respect to the L/Cs to be issued under such Proposed Facility (and in any event within ten (10) Business Days after its receipt of such documentation); provided, that the following conditions are either satisfied or waived by the Guarantor:

(i)          after giving effect to such requested Guaranty and such Proposed Facility, the Aggregate L/C Amount will not exceed the Maximum L/C Amount in effect at such time;

(ii)         such Proposed Facility requires the Company to reimburse the Bank for any drawn L/Cs within five (5) Business Days;

(iii)        such Proposed Facility does not permit issuance of L/Cs after the Termination Date or with an expiration date after 15 months after the Termination Date;

(iv)        such Proposed Facility does not permit the issuance of L/Cs for any obligations of the Company or a Wholly-Owned Subsidiary other than (A) performance guarantees (for a period of up to two (2) years after completion of the applicable project) and completion guarantees (until completion of the applicable project) of the Company or such Wholly-Owned Subsidiary with respect to engineering, procurement and construction services provided in connection with the Company’s UPP and LComm businesses (including replacing unguaranteed L/Cs in existence as of the Effective Date for such purposes with new L/Cs to be issued under such Proposed Facility), (B) performance guarantees for engineered hardware packages not including engineering, procurement and construction services for UPP projects for a period of up to two (2) years after completion of the applicable project, (C) the Other Permitted Purposes for a period of up to two (2) years, and (D) letters of credit or demand guarantees that relate to the CVSR Project and are listed on Schedule V attached hereto, including any renewals or replacements thereof, in an aggregate amount outstanding at any time not to exceed $149,768,161; provided, that, notwithstanding anything to the contrary in this Section 2(b)(iv), the Company will be permitted to have outstanding at any one time during the period described in Section 2(b)(iii) letters of credit for the purposes described in clauses (A) and (B) above with a period of between two (2) and three (3) years and for an aggregate initial face amount of up to fifteen per cent (15%) of the then-applicable Maximum L/C Amount;

(v)         no Trigger Event has occurred and is continuing, or would result from the Company entering into such Proposed Facility and all other documents contemplated by such Proposed Facility; and

(vi)        the Guaranty required to be provided by the Guarantor in connection with the Proposed Facility is substantially in the form of Exhibit A hereto or such other form as the Guarantor may agree with the applicable Bank (it being understood that the Guarantor will negotiate the form of Guaranty with such Bank in good faith), which Guaranty shall, in any case, include (A) a right of the Guarantor to direct such Bank to suspend the issuance of any additional L/Cs upon the occurrence and during the continuation of a Trigger Event or following the reduction of the Maximum L/C Amount pursuant to this Agreement and (B) an obligation of such Bank to notify the Guarantor in writing of each issuance or drawdown of an L/C under the Letter of Credit Facility (including making a copy thereof available to the Guarantor upon request).

(c)           L/C Threshold.

(i)          Until the L/C Threshold is exceeded for any Proposed Project, the Company will not need the consent of the Guarantor before requesting the issuance of an L/C under a Guaranteed Facility.

(ii)         Once the L/C Threshold is exceeded for any Proposed Project:

(A)	the Company and the Guarantor will review the forecast of L/Cs for such Proposed Project and the Company will follow the consent process provided in clause (iv) below with respect to all L/Cs required for the project; and

(B)	if the L/Cs for such Proposed Project exceed the forecast that was approved by the Guarantor by an amount equal to or in excess of the lesser of (x) the L/C Threshold and (y) 10% of the aggregate amount of L/Cs approved in the forecast, the Company will follow the consent process provided in clause (iv) below with respect to all L/Cs required for the project once again.

(iii)        Before the issuance of the final L/C for any Proposed Project subject to this Section 2(c), the Company and the Guarantor will review the final forecast of L/Cs for such Proposed Project and the Company will follow the consent process provided in clause (iv) below once again.

(iv)        In reviewing any Proposed Project subject to this Section 2(c), (A) the Guarantor will endeavor to provide its response to any request for its consent in connection with any L/C within two (2) weeks after receiving appropriate due diligence documentation relating to such project, and (B) the Guarantor will be deemed to have consented to the issuance of such an L/C if it has not responded to any request for its consent within four (4) weeks after receiving all documentation reasonably requested by the Guarantor in order to evaluate the proposed L/C issuance (it being understood if the Guarantor objects to such proposed issuance of an L/C within four (4) weeks after receiving all documentation reasonably requested by the Guarantor in order to evaluate the proposed L/C issuance, the Company shall (subject to clause (vi) of the definition of Permitted Secured Indebtedness) be permitted to obtain an L/C for such purpose under a Letter of Credit Facility that is not the subject of a Guaranty pursuant to this Agreement, such Letter of Credit Facility may be secured without the requirement to grant the Guarantor a Lien, and any L/Cs issued thereunder shall not count toward the calculation of the Aggregate L/C Amount or Maximum L/C Amount for purposes of this Agreement).

Section 3.              Fees, Expenses and Interest. In consideration for the Guarantor’s commitment set forth in this Agreement and for entering into the Guaranties, the Company hereby agrees to make the following payments to the Guarantor:

(a)            Guarantor Commitment Fee. Within thirty (30) days after the last day of each calendar quarter, the Company shall pay to the Guarantor a commitment fee (the “Guarantor Commitment Fee”) equal to 0.50% times the average daily Available Facility Amount for the preceding calendar quarter.

(b)           Guarantee Fee. Within thirty (30) days after the last day of each calendar quarter, the Company shall pay to the Guarantor a guarantee fee (the “Guarantee Fee”) for each L/C that was the subject of a Guaranty and was outstanding for all or any part of the preceding calendar quarter calculated as follows:

X times Y times (Z/365)

where:

(i)             X is (A) the undrawn amount of such L/C plus (B) the amount drawn on such L/C that has not yet been reimbursed either by the Company to the applicable Bank or by the Guarantor to the applicable Bank under the Guaranty;

(ii)            Y is the percentage rate set forth in the following table opposite the applicable CSA Leverage Ratio determined in accordance with such table; and

CSA Leverage Ratio is:	Fee percentage rate applicable by tier on each outstanding L/C amount ($000,000) during a certain number of days:
	Less than 200	Equal to or more than 200 and less than 300	Equal to or more than 300 and less than 400	Equal to or more than 400 and less than or equal to 500
Less than or equal to the CSA Leverage Benchmark	2.35%	2.35%	2.35%	2.35%
Greater than the CSA Leverage Benchmark	2.35%	4.50%	6.50%	8.00%

 (iii)        Z is the number of days during such calendar quarter that the L/C was outstanding.

Sample illustrative calculations of the Guarantee are set forth on Schedule VI hereto.

(c)           Repayment. Within thirty (30) days after the date on which the Guarantor makes any payment to a Bank under a Guaranty and the Company’s receipt of written or electronic notice of such payment from the Guarantor, the Company shall pay to the Guarantor (i) the full amount of such payment made by the Guarantor plus (ii) interest on such amount, for the period from and including the date of payment by the Guarantor to the Bank to and including the date of payment by the Company to the Guarantor, at a rate per annum equal to LIBOR as in effect as of the date of the payment by the Guarantor to the Bank plus 3.00%. Notwithstanding the fact that the Company may have a Bank issue L/Cs for the account of a Wholly-Owned Subsidiary, the Company shall remain liable to such Bank for repayments under any such L/Cs (whether as a primary obligor or as a guarantor of such Wholly-Owned Subsidiary’s repayment obligations) and the Company’s obligations under this Section 3(b) apply to payments under Guaranties that relate to L/Cs issued for the account of any such Wholly-Owned Subsidiary.

(d)           Expenses.

 (i)          The Company shall pay and reimburse the Guarantor for all reasonable out-of-pocket expenses incurred by the Guarantor after the Effective Date in the performance of its services under this Agreement. The Guarantor will provide the Company with a good faith estimate of any such expenses to be incurred in connection with a Proposed Facility and will deliver to the Company invoices for such expenses. All such expenses for which invoices were delivered to the Company during a fiscal quarter of the Company are due and payable within 15 days after the end of such fiscal quarter.

 (ii)          The Company shall pay all reasonable out-of-pocket attorneys’ fees and expenses incurred by the Guarantor in connection with (A) the payment to a Bank under a Guaranty or (B) any enforcement or attempt to enforce any of the obligations of the Company under this Agreement.

(e)           Interest on Overdue Amounts. Any payment obligations of the Company to the Guarantor that are not paid when due shall accrue interest at a rate equal to LIBOR as in effect as of the time such payment was due plus 5.00% per annum.

(f)            Bank Fees. For the avoidance of doubt, all fees and amounts (other than L/C draw reimbursement obligations and interest thereon), including but not limited to Commission Fees, Commitment Fees and Upfront Fees, required to be paid by the Company to a Bank pursuant to a Guaranteed Facility are solely the obligations of the Company and will not be payable by the Guarantor pursuant to a Guaranty or otherwise.

Section 4.              Representations and Warranties.

(a)           Company Representations and Warranties. On and as of the date of this Agreement, the Company represents and warrants to the Guarantor that:

(i)          Due Incorporation, Qualification, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or formation and has the requisite corporate power and authority to conduct its business as it is presently being conducted.

(ii)         Authority. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (A) are within the corporate power and authority of the Company and (B) have been duly authorized by all necessary corporate actions on the part of the Company.

(iii)        Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(iv)        Non-Contravention. The execution and delivery by the Company of this Agreement and the performance and consummation of the transactions contemplated hereby do not and will not (A) violate the articles or certificate of incorporation or bylaws of the Company, (B) violate any judgment, order, writ, decree, statute, rule or regulation applicable to the Company, (C) violate any provision of, or result in the breach or the acceleration of, or entitle any other person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound, or (D) result in the creation or imposition of any Lien upon any property or asset of the Company (other than those in favor of the Guarantor), except, in the case of each of clauses (B), (C) and (D) above, for such violations, or breaches or Liens that could not reasonably be expected to (1) have a Material Adverse Effect or (2) materially impede or delay the Company’s performance of its obligations under this Agreement.

(v)         Approvals. Other than those already obtained, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity (including, without limitation, the shareholders of the Company) is required in connection with the execution and delivery by the Company of this Agreement and the performance and consummation by the Company of the transactions contemplated hereby and thereby.

(vi)        Litigation. There are no actions, suits, proceedings or investigations pending against the Company or its properties, nor has the Company received notice of any threat thereof, and the Company is not a party or to its knowledge subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, that question the validity of this Agreement, or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect or result in any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing.

(vii)       Full Disclosure. Neither this Agreement, the exhibits hereto, nor any other document delivered by the Company to the Guarantor or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contains any untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

(b)          Guarantor Representations and Warranties. On and as of the date of this Agreement, the Guarantor represents and warrants to the Company that:

(i)          Due Incorporation, Qualification, etc. The Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has requisite power and authority to conduct its business as it is presently being conducted.

(ii)         Authority. The execution, delivery and performance by the Guarantor of this Agreement and the consummation of the transactions contemplated hereby (A) are within the corporate power and authority of the Guarantor and (B) have been duly authorized by all necessary corporate actions on the part of the Guarantor.

(iii)        Enforceability. This Agreement has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(iv)        Non-Contravention. The execution and delivery by the Guarantor of this Agreement and the performance and consummation of the transactions contemplated hereby do not and will not violate the formative or governing documents of the Guarantor or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Guarantor.

(v)         Approvals. Other than those already obtained, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required in connection with the execution and delivery by the Guarantor of this Agreement and the performance and consummation by the Guarantor of the transactions contemplated hereby and thereby.

(vi)        Litigation. There are no actions, suits, proceedings or investigations pending against the Guarantor, nor has the Guarantor received notice of any threat thereof, and the Guarantor is not a party or to its knowledge subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, that question the validity of this Agreement, or the right of the Guarantor to enter into this Agreement, or to consummate the transactions contemplated hereby, nor is the Guarantor aware that there is any basis for any of the foregoing.

Section 5.             Covenants of the Company.

(a)          Affirmative Covenants. The Company agrees:

(i)          to give the Guarantor prompt written notice of any Trigger Event under this Agreement or any event of default under any Guaranteed Facility;

(ii)         within ten (10) days after the last day of each calendar quarter, to give the Guarantor written notice of each L/C is issued under a Guaranteed Facility (including making a copy of the applicable L/C available upon request);

(iii)        to ensure that the payment obligations of the Company to the Guarantor under this Agreement rank at least equal in right of payment with all other present and future Indebtedness of the Company other than Permitted Secured Indebtedness; and

(iv)        to follow the consent procedures described in Section 2(c) for the issuance of any L/C under a Guaranteed Facility that would exceed the L/C Threshold.

(b)          Negative Covenants. From and after the Effective Date, the Company agrees that, without the prior written consent of the Guarantor (such consent to be given or withheld by the Guarantor’s Authorized Officer and such decision not to be unreasonably delayed), it will not:

(i)          request, during the continuance of an Examination Period, the issuance of an L/C under a Guaranteed Facility if the Aggregate L/C Amount, after giving effect to the issuance of such L/C, would be greater than the greater of (A) the Aggregate L/C Amount immediately prior to the issuance of such L/C plus 25% of the Available Facility Amount immediately prior to the issuance of such L/C and (B) 50% of the then-applicable Maximum L/C Amount (it being agreed that at any time during the continuance of an Examination Period, the Guarantor may, after prior notice to the Company, notify the Banks under Guaranteed Facilities of the reduced Available Facility Amount as provided above);

(ii)         request the issuance of an L/C under a Guaranteed Facility if any Potential Trigger Event or Trigger Event described in Section 7(a)(i), (iv), (vi) or (vii) has occurred and is continuing;

(iii)        amend any agreements related to any Guaranteed Facility;

(iv)        grant any Lien to secure any Indebtedness (other than Permitted Secured Indebtedness) unless (A) an identical lien is granted to the Guarantor to secure the Company’s obligations under this Agreement pursuant to such agreements, instruments and other documents as are reasonably satisfactory to the Guarantor and (B) such other Lien is at all times equal or subordinate to the priority of the Lien granted to the Guarantor under clause (A) above pursuant to an intercreditor agreement in form and substance reasonably satisfactory to the Guarantor; and

(v)         make any dividend distributions for so long as it has any outstanding repayment obligation to the Guarantor under this Agreement resulting from a draw on an L/C that is the subject of a Guaranty.

(c)          Reporting Requirements. The Company agrees to deliver to the Guarantor as of and after the Effective Date:

(i)          not later than fifteen (15) days prior to the beginning of each fiscal year of the Company, a draft Annual Operating Plan for such fiscal year that includes the aggregate amount of L/Cs anticipated to be issued under Letter of Credit Facilities and guaranteed pursuant to this Agreement during such fiscal year and promptly when an Annual Operating Plan for a fiscal year is approved by the Company’s Board of Directors, a copy of such Annual Operating Plan together with copies of all supporting materials reviewed by the Company’s Board of Directors in connection with such Annual Operating Plan (including regional MW, ASPs and COGS) and a report substantially in the form of Schedule I hereto, certified by the Chief Financial Officer of the Company;

(ii)         within ten (10) days after the last day of each calendar quarter, a report substantially in the form of Schedule II hereto, detailing the terms of all Guaranteed Facilities then in effect, certified by the Chief Financial Officer of the Company;

(iii)        promptly upon learning of a draw under an L/C, written notice of such draw, and within five (5) Business Days of such draw a report substantially in the form of Schedule III hereto, detailing the number and amounts of all draws on L/Cs over the preceding twelve (12) months;

(iv)        within ten (10) days after the last day of each calendar quarter, a report or electronic file detailing the terms of the parent company guarantees issued by the Company and its Subsidiaries then in effect, certified by the Chief Financial Officer of the Company;

(v)         not later than fifteen (15) days after the filing by the Company of a Form 10-K or Form 10-Q with the United States Securities and Exchange Commission, a report detailing in the form of Schedule VII hereto the terms of all outstanding Indebtedness of the Company, certified by the Chief Financial Officer of the Company;

(vi)        not later than fifteen (15) days after the filing by the Company of a Form 10-K with the United States Securities and Exchange Commission, a report detailing all outstanding Non-Recourse Indebtedness, certified by the Chief Financial Officer of the Company;

(vii)       not later than fifteen (15) days after the filing by the Company of a Form 10-K or Form 10-Q with the United States Securities and Exchange Commission, a report detailing in the calculation of the CSA Leverage Ratio and evidencing the amount of available cash, as of the last day of any fiscal quarter, together with a reminder of similar information as of the last day of each of the preceding four (4) fiscal quarters and a forecast as of the last day of each of the following four (4) fiscal quarters, certified by the Chief Financial Officer of the Company; and

(viii)      such additional information and documents (including documents relating to Permitted Secured Indebtedness) as may be requested by the Guarantor for the purpose of verifying the Company’s compliance with its obligations under this Agreement.

Section 6.             Covenants of the Guarantor.

(a)          The Guarantor acknowledges that any Liens granted to the Guarantor as provided for in Section 5(b)(iv) shall at all times be junior and subordinate to the priority of the Liens granted to the holders of Permitted Secured Indebtedness and the Guarantor agrees to enter into intercreditor agreements with the holders of Permitted Secured Indebtedness to effectuate the foregoing.

(b)         On the Effective Date, the Guarantor will notify the Company of the name and contact information for the Guarantor’s Authorized Officer and from time to time thereafter will promptly notify the Company of the name and contact information for any replacement thereof.

Section 7.             Trigger Events and Remedies.

(a)          Trigger Events. Each of the following events occurring as of or after the Effective Date shall constitute a “Trigger Event” for purposes of this Agreement:

(i)          the Company defaults with respect to (A) its reimbursement obligations under Section 3(c) or (B) any other payment obligation hereunder if such obligation remains unpaid thirty (30) days after the due date therefor and the Guarantor’s written demand therefor;

(ii)         any representation or warranty made by the Company in this Agreement or as an inducement to the Guarantor to enter into any Guaranty is false, incorrect, incomplete or misleading in any material respect when made and the Company has failed to cure such misrepresentation within fifteen (15) days after notice thereof from the Guarantor;

(iii)        the Company fails to observe or perform any other material covenant, obligation, condition or agreement contained in this Agreement and such failure continues for fifteen (15) days;

(iv)        the Company defaults in the observance or performance of any agreement, term or condition contained in any Guaranteed Facility that would constitute an event of default or similar event thereunder (other than an obligation to pay any amount the payment of which is guaranteed by the Guarantor pursuant to a Guaranty), up to or beyond any grace period provided in the Guaranteed Facility; provided, that if the applicable Bank waives the Company’s failure to observe or perform its obligations under a Guaranteed Facility, and if the Company wishes the Guarantor to waive the Trigger Event described in this clause (iv) based on the Bank’s waiver, then the Company shall notify the Guarantor’s Authorized Officer of the Bank’s waiver and the Guarantor’s Authorized Officer, on behalf of the Guarantor, shall promptly consider in good faith whether to waive the Trigger Event described in this clause (iv) on the basis that the Company’s default of its obligations under the Guaranteed Facility is immaterial to the

Company’s performance of its obligations under this Agreement and the Guarantor’s rights under this Agreement;

(v)         the Company or any of its Subsidiaries defaults in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of Indebtedness (other than any Guaranteed Facility), and the effect of such failure or default is to cause, or permit the holder or holders of such Indebtedness thereof to cause, Indebtedness in an aggregate amount for all such collective defaults of $25 million or more to become due prior to its stated date of maturity;

(vi)        the Company or any of its Subsidiaries (A) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (B) is unable, or admits in writing its inability, to pay its debts generally as they mature, (C) makes a general assignment for the benefit of its or any of its creditors, (D) is dissolved or liquidated, (E) becomes insolvent (as such term may be defined or interpreted under any applicable statute), (F) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (G) takes any action for the purpose of effecting any of the foregoing; provided, that to the extent that any of the foregoing applies only to one or more Subsidiaries of the Company and not to the Company itself, then a Trigger Event shall be deemed to have occurred only if such event or occurrence could reasonably be expected to have a Material Adverse Effect; and

(vii)       proceedings are commenced (and such proceedings are not dismissed within sixty (60) days of such commencement) for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of its property or any of its Subsidiaries, or an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries or its or their debts under any bankruptcy, insolvency or other similar law now or hereafter in effect; provided, that to the extent that any of the foregoing applies only to one or more Subsidiaries of the Company and not to the Company itself, then a Trigger Event shall be deemed to have occurred only if such event or occurrence could reasonably be expected to have a Material Adverse Effect.

(b)          Action Following a Trigger Event.

(i)           Following the occurrence of a Trigger Event and during its continuation, the Guarantor may:

(A)          elect not to enter into any additional Guaranties;

(B)          by written notice to the Company, declare all or any portion of the outstanding amounts owed by the Company to the Guarantor hereunder to be due and payable, whereupon the full unpaid amount of such amounts shall be and become immediately due and payable, without further notice, demand or presentment;

(C)          after providing prior written notice to the Company, direct each Bank to immediately halt all issuances of any additional L/Cs under any Guaranteed Facility;

(D)          access and inspect the Company’s relevant financial records and other documents upon reasonable notice to the Company and make extracts from and copies of such financial records and other documents; and

(E)          exercise all other rights of the Guarantor under applicable law.

(ii)          Any declaration made by the Guarantor pursuant to Section 8(b) may be rescinded by written notice to the Company or a Bank, as applicable; provided, that no such rescission or annulment shall extend to or affect any subsequent Trigger Event or impair any right consequent thereon.

(iii)         For the avoidance of doubt, the occurrence of a Trigger Event will not affect the Guarantor’s obligations to a Bank under any Guaranty that is then in effect.

Section 8.             Termination. This Agreement shall terminate following the later of (a) the payment in full of all Obligations and (b) the termination or expiration of each Guaranty provided hereunder following the Termination Date.

Section 9.              Miscellaneous.

(a)           Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Company and the Guarantor under this Agreement shall be in writing and delivered by facsimile, hand delivery, overnight courier service or certified mail, return receipt requested, to each party at the address set forth below (or to such other address most recently provided by such party to the other party). All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service, (ii) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt, (iii) when delivered by hand, upon delivery, and (iv) when faxed, upon confirmation of receipt.

The Guarantor:

Total S.A.
2, place Jean Millier
92400 Courbevoie
France
Attention: Jean-Luc Guiziou, Senior Vice President Affiliates Financial Operations
Telephone: +33 1 47 44 26 95
Facsimile: + 33 1 47 44 50 95
Email: jean-luc.guiziou@total.com

With a copy to:

Total S.A.
2, place Jean Millier
92400 Courbevoie
France
Attention: Jean-Marc Lievens, Vice President Corporate and Project Finance New Energies
Telephone: +33 1 47 44 71 25
Facsimile: +33 1 47 44 47 92
Email: jean-marc.lievens@total.com

With a copy to:

Total S.A.
2, place Jean Millier
92400 Courbevoie
France
Attention: Isabelle Salhorgne, Vice President, Legal Director Mergers, Acquisitions & Finance
Telephone: +33 (0) 1 47 44 28 24
Facsimile: +33 (0)1 47 44 43 05
Email: isabelle.salhorgne@total.com

The Company:

SunPower Corporation
77 Rio Robles
San Jose, CA 95134
Attention: Charles D. Boynton, Executive Vice President and Chief Financial Officer
Telephone: 408-457-2333
Facsimile: 408-240-5400
E-mail: charles.boynton@sunpowercorp.com

With a copy to:

SunPower Corporation
77 Rio Robles
San Jose, CA 95134
Attention: Ada Kwan, Treasurer
Telephone: 408-457-2748
Facsimile: 408-240-5400
E-mail: ada.kwan@sunpowercorp.com

With a copy to:

SunPower Corporation
77 Rio Robles
San Jose, CA 95134
Attention: Christopher Jaap, Vice President, Deputy General Counsel and Assistant Secretary
Telephone: 510-260-8343

Facsimile: 408-240-5404
E-mail: christopher.jaap@sunpowercorp.com

(b)          Nonwaiver. No failure or delay on the Guarantor’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c)          Amendments and Waivers. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Company and the Guarantor. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(d)          Assignments.

(i)          Assignment by Company. This Agreement may not be assigned by the Company without the prior written consent of the Guarantor, which may be withheld in the Guarantor’s sole discretion.

(ii)          Assignment by Guarantor.

(A)          Total S.A., as the initial Guarantor (but not any assignee of Total S.A.), may assign its rights and obligations under this Agreement with prior notice to and without consent of the Company to any Permitted Assignee. For the avoidance of doubt, no assignee of Total S.A. may assign its rights and obligations under this Agreement without the prior written consent of the Company.

(B)           Any assignment by the Guarantor of its rights and obligations under this Agreement will not release such assigning Guarantor from its obligations to guarantee L/Cs issued pursuant to a Guaranteed Facility and outstanding as of the date of such assignment, so long as the Company continues to pay the Guaranty Fee relating to such L/Cs. The Company agrees that the Guarantor may, in connection with any assignment of its rights and obligations under this Agreement, notify the Banks that have issued such outstanding L/Cs of the continuing guaranty of such L/Cs as well as that no new L/Cs may be issued under Guaranteed Facilities and guaranteed by such assigning Guarantor. In addition, the Company agrees not to renew or extend any of such outstanding L/Cs in a manner that could cause the assigning Guarantor’s guaranty of such L/Cs to be extended beyond the initial stated expiration of such L/Cs.

(C)         In connection with any assignment to an assignee that is rated lower than A/A2, the Guarantor may either (1) pay to the Company an Assignment Fee on the assignment date or (2) agree to pay the Company the Make-Whole Amount at the end of each calendar quarter (pro-rated for partial quarters) from the assignment date through the Termination Date.

(D)         In connection with any assignment at any time by Total S.A. of its rights and obligations under this Agreement, Total S.A. and the Company agree that, prior to such assignment, this Agreement will be amended and restated in its entirety so as to (1) delete Section 5(b)(i) if at such time no L/C issued under a Guaranteed Facility has been drawn upon, and (2) delete this Section 9(d)(ii)(D), in each case together with all definitions and Schedules associated therewith that are not otherwise used or referred to in other provisions of this Agreement.

(iii)         Successors and Assigns. No assignment of this Agreement shall be valid until all of the obligations of the assignor hereunder shall have been assumed by the assignee by written agreement delivered to the other party. This Agreement shall be binding upon and inure to the benefit of the Guarantor and the Company and their respective successors and permitted assigns.

(e)          Cumulative Rights, etc. The rights, powers and remedies of the Guarantor under this Agreement shall be in addition to all rights, powers and remedies given to the Guarantor by virtue of any applicable law, rule or regulation of any governmental authority or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Guarantor’s rights hereunder.

(f)           Partial Invalidity; Reinstatement. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If claim is ever made upon the Guarantor for rescission, repayment, recovery or restoration of any amount or amounts received by the

Guarantor in payment or on account of any of the Obligations and the Guarantor repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Guarantor or any of its property, then and in such event (A) the Company shall be and remain liable to the Guarantor hereunder for the amount so repaid or otherwise recovered or restored to the same extent as if such amount had never originally been received by the Guarantor, and (B) this Agreement shall continue to be effective or be reinstated, as the case may be, all as if such repayment or other recovery had not occurred.

(g)          Entire Agreement. This Agreement constitutes and contains the entire agreement of the Company and the Guarantor with respect to the subject matter hereof and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(h)          Applicable Law; Jurisdiction; Etc.

(i)          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(ii)          SUBMISSION TO JURISDICTION. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(iii)        WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY

NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 10(h)(ii). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(iv)        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(h).

(i)            Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Support Agreement to be executed as of the day and year first written above.

SUNPOWER CORPORATION, as the Company

By:	/s/ Charles Boynton
Name: Charles Boynton
Title: Executive Vice President and Chief Financial Officer

TOTAL S.A., as the Guarantor

By:	/s/ Patrick de La Chevardière
Name: Patrick de La Chevardière
Title: Chief Financial Officer

Exhibit A

Form of Guaranty

This GUARANTY (the “Guaranty”), dated ___________, ___ is between Total S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”), and [BANK], a ________________________, having its registered office at ___________________ (the “Bank”).

RECITALS

A.          SunPower Corporation (the “Obligor”) wishes to enter into a Letter of Credit Facility Agreement (the “Contract”) with the Bank, the form of which Contract has been provided to the Obligor and to the Guarantor.

B.          It is a condition precedent to the Bank’s extension of credit under the Contract that the Guarantor guarantee the payment to the Bank of the Obligor’s payment obligations under the Contract with respect to the reimbursement of draws on letters of credit and interest thereon.

C.          Guarantor owns a portion of the equity interest in the Obligor and will receive direct and indirect benefits from the Bank’s performance of the Contract.

AGREEMENT

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.           Guaranty. (a) Guarantor unconditionally guarantees and promises to pay to the Bank, in accordance with the payment instructions contained in the Contract, on demand after the default by the Obligor in the performance of its payment obligations under the Contract, in lawful money of the United States, any and all Obligations (as hereinafter defined) consisting of payments due to the Bank. For purposes of this Guaranty, the term “Obligations” means and includes the obligations of the Obligor to reimburse to the Bank the amount of any draw on any letter of credit issued pursuant to the Contract and all interest accrued on such reimbursement obligation from the date of such reimbursement until the date paid. For the avoidance of doubt, the term “Obligations” does not include fees, expenses or other amounts payable by the Obligor to the Bank.

(b)         This Guaranty is absolute, unconditional, continuing and irrevocable, constitutes an independent guaranty of payment and is in no way conditioned on or contingent upon any attempt to enforce in whole or in part any of the Obligor’s Obligations to the Bank, the existence or continuance of the Obligor as a legal entity, the consolidation or merger of the Obligor with or into any other entity, the sale, lease or disposition by the Obligor of all or substantially all of its assets to any other entity, or the bankruptcy or insolvency of the Obligor, the admission by the Obligor of its inability to pay its debts as they mature, or the making by the Obligor of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. If the Obligor fails to pay or perform any Obligations to the Bank that are subject to this Guaranty as and when they are due, the Guarantor shall forthwith pay to the Bank all such liabilities or obligations in immediately available funds. Each failure by the Obligor to pay any Obligations shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises.

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(c)         The Bank may, at any time and from time to time, without the consent of or notice to the Guarantor, except such notice as may be required by applicable statute that cannot be waived, without incurring responsibility to the Guarantor, and without impairing or releasing the obligations of the Guarantor hereunder, (i) exercise or refrain from exercising any rights against the Obligor or others (including the Guarantor) or otherwise act or refrain from acting, (ii) settle or compromise any Obligations hereby guaranteed and/or any other obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any obligations and liabilities which may be due to the Bank or others, and (iii) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property pledged or mortgaged by anyone to secure or in any manner securing the Obligations hereby guaranteed.

(d)         The Bank may not, without the prior written consent of the Guarantor, (i) change the manner, place and terms of payment or change or extend the time of payment of, renew, or alter any Obligation hereby guaranteed, or in any manner modify, amend or supplement the terms of the Contract or any documents, instruments or agreements executed in connection therewith, (ii) take and hold security or additional security for any or all of the obligations or liabilities covered by this Guaranty, or (iii) assign its rights and interests under this Guaranty, in whole or in part.

(e)         No invalidity, irregularity or unenforceability of the Obligations hereby guaranteed shall affect, impair, or be a defense to this Guaranty. This is a continuing Guaranty for which Guarantor receives continuing consideration and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon and this Guaranty is therefore irrevocable without the prior written consent of the Bank.

2.           Representations and Warranties. The Guarantor represents and warrants to the Bank that (a) the Guarantor is a société anonyme duly organized, validly, existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) the execution, delivery and performance by the Guarantor of this Guaranty are within the power of the Guarantor and have been duly authorized by all necessary actions on the part of the Guarantor, (c) this Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (d) the execution, delivery and performance of this Guaranty do not (i) violate any law, rule or regulation of any governmental authority, or (ii) result in the creation or imposition of any material lien, charge, security interest or encumbrance upon any property, asset or revenue of the Guarantor, (e) no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person (including, without limitation, the shareholders of the Guarantor) is required in connection with the execution, delivery and performance of this Guaranty, except such consents, approvals, orders, authorizations, registrations, declarations and filings that are so required and which have been obtained and are in full force and effect, (f) the Guarantor is not in violation of any law, rule or regulation other than those the consequences of which cannot reasonably be expected to have material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty, and (g) no litigation, investigation or proceeding of any court or other governmental tribunal is pending or, to the knowledge of the Guarantor, threatened against the

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Guarantor which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty.

3.           Waivers. (a) The Guarantor, to the extent permitted under applicable law, hereby waives any right to require Bank to (i) proceed against the Obligor or any other guarantor of the Obligor’s obligations under the Contract, (ii) proceed against or exhaust any security received from the Obligor or any other guarantor of the Obligor’s Obligations under the Contract, or (iii) pursue any other right or remedy in the Bank’s power whatsoever.

(b)         The Guarantor further waives, to the extent permitted by applicable law, (i) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of the Guarantor against the Obligor, any other guarantor of the Obligations or any security, (ii) any setoff or counterclaim of the Obligor or any defense which results from any disability or other defense of the Obligor or the cessation or stay of enforcement from any cause whatsoever of the liability of the Obligor (including, without limitation, the lack of validity or enforceability of the Contract), (iii) any right to exoneration of sureties that would otherwise be applicable, (iv) any right of subrogation or reimbursement and, if there are any other guarantors of the Obligations, any right of contribution, and right to enforce any remedy that the Bank now has or may hereafter have against the Obligor, and any benefit of, and any right to participate in, any security now or hereafter received by Bank, (v) all presentments, demands for performance, notices of non-performance, notices delivered under the Contract, protests, notice of dishonor, and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Obligations and notices of any public or private foreclosure sale, (vi) the benefit of any statute of limitations, (vii) any appraisement, valuation, stay, extension, moratorium redemption or similar law or similar rights for marshalling, and (viii) any right to be informed by the Bank of the financial condition of the Obligor or any other guarantor of the Obligations or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations. The Guarantor has the ability to and assumes the responsibility for keeping informed of the financial condition of the Obligor and any other guarantors of the Obligations and of other circumstances affecting such nonpayment and nonperformance risks.

4.           Notice of Issuance of Letters of Credit and Draws Thereon; Block Notice.

(a)         Notice of Issuance of Letter of Credit and Draws Thereon. Within ten (10) days after each issuance of a letter of credit under the Contract, the Bank will notify the Guarantor of (i) the amount of such letter of credit (including a copy thereof) and (ii) the aggregate amount of letters of credit that are outstanding under the Contract, after giving effect to such issuance. In addition the Bank will notify the Guarantor of any draw on any letter of credit (including the date and amount of such draw) issued pursuant to the Contract within two business days of such draw, even if such draw is reimbursed by the Obligor to the Bank prior to the delivery of such notice.

(b)         Right of Guarantor to Block Issuances of Letters of Credit.

(i)          Delivery of Block Notice. The Guarantor may (A) suspend the right of the Obligor to obtain additional issuances of letters of credit under the Contract that are subject to this Guaranty at any time following the occurrence and during the continuance of a Trigger Event (as defined in the Amended and Restated Credit Support Agreement, dated June 29, 2016, between the Obligor and the Guarantor) or (B) limit the aggregate undrawn amount of letters of credit that are subject to this Guaranty at any time following a reduction of the

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Maximum L/C Amount or Available Facility Amount pursuant to such Credit Support Agreement, in each case by delivering to the Bank a written notice to such effect (a “Notice of Block”). Such Notice of Block shall be made and shall be deemed effective when properly given in the manner specified in Section 5(a) of this Guaranty. The Bank will have no duty to investigate or make any determination with respect to any Notice of Block received by it and will comply with any Notice of Block given by the Guarantor. The Bank may rely upon any instructions from any person that it reasonably believes to be an authorized representative of the Guarantor.

(ii)          Compliance with Notice. From and after the date a Notice of Block is delivered to the Bank pursuant to and in accordance with the provisions of clause (i) above, and until either (A) the Guarantor delivers to the Bank a written notice rescinding such Notice of Block or (B) this Guaranty is terminated, no additional letters of credit may be issued by the Bank for the benefit of the Obligor pursuant to the Contract without the prior written consent of the Guarantor.

5.           Miscellaneous.

Notices. All notices, requests, demands and other communications that are required or may be given under this Guaranty shall be in writing and shall be personally delivered or sent by certified or registered mail. If personally delivered, notices, requests, demands and other communications will be deemed to have been duly given at time of actual receipt. If delivered by certified or registered mail, deemed receipt will be at time evidenced by confirmation of receipt with return receipt requested. In each case notice shall be sent:

if to the Bank, to:

Attention:

if to the Guarantor, to:

Attention:

or to such other place and with such other copies as the Bank or the Guarantor may designate as to itself by written notice to the other pursuant to this Section 5(a).

(b)         Nonwaiver. No failure or delay on the Bank’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c)         Amendments and Waivers. This Guaranty may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Guarantor and the Bank. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

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(d)         Assignments. This Guaranty shall be binding upon and inure to the benefit of the Bank and the Guarantor and their respective successors and permitted assigns. This Guaranty may not be assigned by the Guarantor without the express written approval of the Bank, which may not be unreasonably withheld, conditioned or delayed.

(e)         Cumulative Rights, etc. The rights, powers and remedies of the Bank under this Guaranty shall be in addition to all rights, powers and remedies given to the Bank by virtue of any applicable law, rule or regulation, the Contract or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Bank’s rights hereunder.

(f)          Partial Invalidity. If at any time any provision of this Guaranty is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guaranty nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(g)         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(h)          JURISDICTION. EACH PARTY (A) IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND (B) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

(i)          Jury Trial. EACH OF THE GUARANTOR AND THE BANK, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.

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IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be executed as of the day and year first written above.

TOTAL S.A.

By
Name:
Title:

[BANK]

By
Name:
Title: